                                                              EXHIBIT 99.1.A.3.A

                               Table of Contents

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Section                                                                                                      Page No.
 Additional Definitions....................................................................................         3
 Distribution Activities Authority.........................................................................         4
 Distribution Activities Appointment.......................................................................         5
 Distribution Activities Duties............................................................................         6
 Limitations on Authority..................................................................................         6
 Sales Agreements..........................................................................................         7
 Forms, Applications, and Licensing........................................................................         8
 Marketing Materials.......................................................................................        10
 The Distributor's Compensation............................................................................        10
 Representations and Warranties............................................................................        11
 Indemnification...........................................................................................        13
 Records...................................................................................................        18
 Investigations and Proceedings............................................................................        18
 Term and Termination......................................................................................        18
 Rights Upon Termination...................................................................................        20
 Independent Contractor....................................................................................        22
 Notices...................................................................................................        22
 Arbitration...............................................................................................        22
 Confidentiality...........................................................................................        23
 Severability..............................................................................................        24
 Choice of Law.............................................................................................        24
 No Waiver.................................................................................................        24
 Agreement Non-Assignable..................................................................................        25
 Exhibits and Schedules....................................................................................        25
 Headings..................................................................................................        25
 Schedules and Attachments ................................................................................        25
 Entire Agreement..........................................................................................        25
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                                       1
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                       DISTRIBUTION AGREEMENT
                       ----------------------

AGREEMENT made as of the        day of          2000, by and between United
Investors Life Insurance Co. (the "Insurance Company") and First Union
Securities, Inc., a Delaware corporation (the "Distributor"), on its own behalf and on behalf of the individuals and entities listed on Schedule 1 to this
Agreement (the "Distributor Agency Affiliates"), as that Schedule may be amended from time to time in accordance with this Agreement.

                               RECITALS:

          WHEREAS, the Insurance Company issues certain variable annuity contracts and variable life insurance policies; and

          WHEREAS, certain of the variable annuity contracts and variable life insurance policies issued by the Insurance Company (the "Private Placements") may be offered and sold in reliance upon exemptions from the registration requirements of the Securities Act of 1933 (the "1933 Act") and the Investment
Company Act of 1940 (the "1940 Act"), while certain other variable annuity contracts and variable life insurance policies issued by the Insurance Company are being offered and sold pursuant to Registration Statements (the "Registered
Products") and their related Prospectuses filed with and declared effective by the Securities and Exchange Commission (the "Commission") under the provisions of the 1933 Act and the 1940 Act (collectively, the "Private Placements" and the "Registered Products" are referred to as the "Variable Products") (Variable
Products are identified in Schedule 2 to this Agreement, as amended from time to time); and

          WHEREAS, the Distributor is registered as a broker-dealer with the Commission under the Securities Exchange Act of 1934, as amended (the "1934
Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD") that engages in the distribution of insurance products; and

          WHEREAS, the Insurance Company desires to retain the Distributor to distribute the Variable Products through registered broker-dealers ("Broker-
Dealers") and their registered representatives ("Representatives"); and

          WHEREAS, the Distributor desires to be retained by the Insurance
Company to distribute the Variable Products on the terms and conditions hereinafter set forth.

                                       2

           NOW, THEREFORE, in consideration of mutual promises contained herein, the parties hereto agree as follows:

1.    Additional Definitions
      ----------------------

      (a) Affiliate -- With respect to a person, any other person controlling, controlled by, or under common control with, such person.

      (b) Applications -- The forms used by the prospective purchaser to apply for a variable life insurance policy or a variable annuity contract.

      (c) Contracts -- The variable annuity contracts and certificates set forth in Schedule 2 to this Agreement, as amended from time to time.

      (d) Policies -- The variable life insurance policies set forth in Schedule 2 to this Agreement as in effect at the time this Agreement is executed, and such other variable life insurance products that may be added to
      Schedule 2 from time to time.

      (e) Premium -- A payment made under a Policy by an applicant or purchaser to purchase a Policy.

      (f) Private Placement Guidelines -- The guidelines set forth in Schedule 3 to this Agreement, as that Schedule may be amended from time to time.

      (g) Private Placement Memorandum -- The document through which the Insurance Company offers private placements. For purposes of Section 11 of this Agreement, the term "any Private Placement Memorandum" means any document which is or at any time was a Private Placement Memorandum within the meaning of this Section 1(g).

      (h) Private Placements -- Contracts and Policies being offered and sold in reliance upon exemptions from the registration requirements of the 1933 Act and the 1940 Act for non-public offerings.

      (i) Prospectus -- The prospectus if any, included within a Registration Statement or, if more recent, the prospectus filed pursuant to Rule 497 under the 1933 Act. For purposes of Section 11 of this Agreement, the term "any Prospectus" means any document which is or at any time was a Prospectus within the meaning of this Section 1(i).

     (j) Purchase Payment -- A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.

     (k) Registration Statement -- At any time that this Agreement is in effect, each currently effective registration statement, or currently effective post-effective amendment thereto, relating to the Contracts or Policies, including financial statements included in, and all exhibits to, that registration statement or post-effective amendment. For purposes of Section 11 of this Agreement, the term "Registration Statement" means any document which is or at any time was a Registration Statement within the meaning of this Section 1(k).

     (1) Regulations -- The rules and regulations promulgated by the Commission under the 1933 Act, the 1934 Act and the 1940 Act as in effect at the time this Agreement is executed or thereafter promulgated.

     (m) Variable Accounts -- Separate accounts established pursuant to Missouri state insurance law supporting the Variable Products specified in Schedule 2 as in effect at the time this Agreement is executed, or as it may be amended from time to time.

2.   Distribution Activities -- Authority
     ------------------------------------

     (a) The Insurance Company authorizes the Distributor, and the Distributor accepts the authority, to act as a distributor of the Variable Products, subject to any applicable requirements of the 1933 Act and the 1940 Act.

          The Insurance Company hereby authorizes the Distributor to select persons that will be authorized to engage in solicitation activities with respect to the Variable Products, including the recruitment and appointment of Broker-Dealers and Representatives which in turn may be authorized to engage in solicitation activities involving the solicitation of Applications, Premiums and Purchase Payments directly from prospective purchasers.

     (b) The Distributor shall enter into separate written "Sales Agreements" with Broker-Dealers for distribution of the Variable Products. These Sales Agreements will be in a form mutually agreeable to the parties to this Agreement.

     (c) Nothing in this Agreement precludes additional mutually agreeable distribution and compensation arrangements among the parties to this Agreement, including ones that may have compensation arrangements that reward the Insurance Company for identifying and recruiting new Broker-Dealers to sell the Variable Products, for identifying potential purchasers of the Variable Products, or for providing superior support under this Agreement.

3.   Distribution Activities -- Appointment
     --------------------------------------

     (a) Where required by applicable state insurance law, the Insurance Company hereby appoints the Distributor as its agent under that state insurance law to represent the Insurance Company in the distribution activities contemplated by this Agreement. The Insurance Company hereby authorizes the Distributor under applicable securities laws to engage in the activities contemplated by this Agreement relating to the distribution of the Variable Products.

     (b) In states where the Distributor is not licensed as an insurance agent and applicable state insurance law requires that the Distributor be so licensed, the Insurance Company hereby appoints each Distributor Agency Affiliate listed on Schedule 1 to this Agreement (as that Schedule may be amended from time to time by the Distributor when required by applicable state insurance law to reflect changes in the licensing status of the Distributor or the Distributor Agency Affiliates) as its agent under applicable state insurance laws to represent the Insurance Company in the distribution activities contemplated by this Agreement.

4.   Distribution Activities -- Duties
     ---------------------------------

     (a) The Distributor shall use its best efforts to market the Variable Products actively through Broker-Dealers and Representatives in accordance with the terms and conditions of this Agreement, subject to applicable material market and regulatory conditions.

     (b) The Distributor shall assist and provide information to Broker-Dealers and Representatives in connection with servicing the Variable Products sold or marketed by those Broker-Dealers Representatives.

     (c) Under no circumstances shall the Insurance Company or the Distributor be responsible under this Agreement for any failure by Broker-Dealers or Representatives to comply with applicable law.

     (d) Under no circumstances shall the Distributor be responsible under this Agreement for any failure by the Insurance Company to comply with applicable law.

     (e) Under no circumstances shall the Insurance Company be responsible under this Agreement for any failure by the Distributor to comply with applicable law.

 5.  Limitations on Authority
     ------------------------

     (a) The Distributor shall not have the authority, and shall not grant authority to Broker-Dealers or Representatives, on behalf of the Insurance
     Company:

           (1) to make, alter or discharge any Variable Product or other contract entered into pursuant to a Variable Product;

           (2) to waive any Variable Product forfeiture provision;

           (3) to extend the time of paying any Purchase Payments, or Premiums due under the Variable Products; and

           (4) to receive any monies, Purchase Payments or Premiums (except for the sole purpose of forwarding monies, Purchase Payments or Premiums to the Insurance Company).

     (b) The Distributor shall not expend, nor contract for the expenditure of, funds of the Insurance Company.

     (c) The Distributor shall not possess or exercise any authority on behalf of the Insurance Company other than that expressly conferred on the Distributor by this Agreement.

6.   Sales Agreements
     ----------------

     (a) The Distributor shall not enter into any Sales Agreement with a Broker-Dealer relating to the distribution of any Variable Product, unless that Sales Agreement (i) is substantially identical to the form of Sales Agreement mutually agreed to by the parties to this Agreement or (ii) is approved by the Insurance Company, provided that the approval of the Insurance Company shall be deemed to have been given if no written objection to the Sales Agreement has been delivered by the Insurance Company to the Distributor within five (5) business days after being provided by facsimile or express courier with a copy of the proposed Sales Agreement.

     (b) The Distributor shall provide to the Insurance Company a copy of each Sales Agreement entered into by the Distributor and a Broker-Dealer within five (5) business days following execution thereof.

     (c) The Insurance Company agrees to appoint Representatives of the Selling Broker-Dealers as life insurance agents of the Insurance Company to the extent that such Representatives satisfy the licensing and qualification requirements of applicable state insurance laws, as well as the Insurance Company's own standards applicable to life insurance agents of the Insurance Company. The Insurance Company reserves the right, which right shall not be exercised unreasonably, to refuse to appoint any Representative as its life insurance agent. The Life Company reserves the right to terminate immediately the appointment of any Representative as its life insurance agent if such Representative fails to maintain his or her registration, license or qualifications under federal and state securities laws, as well as applicable state insurance laws, is subject to disciplinary action by any governmental authority or self-regulatory organization or fails, in the reasonable view of the Insurance Company, to satisfy appropriate industry standards. The Insurance Company shall promptly notify the Distributor and the Selling Broker-Dealer of its intent to terminate a Representative and the reasons for such termination.

     (d) When appointing a Representative or an insurance agency of a Selling Broker-Dealer as its life insurance agent, the Insurance Company agrees only to enter into agent or agency agreements (an "Agent Agreement") that
     (i) are substantially identical to the form of Agent Agreement mutually agreed to by the parties to this Agreement or (ii) is otherwise approved by the Distributor, provided that the approval of the Distributor shall be deemed to have been given if no written objection to the Agent Agreement has been delivered by the Distributor to the Insurance Company within five
     (5) business days after being provided with a copy of the proposed Agent Agreement. After entering into an Agent Agreement, the Insurance Company shall not amend or supplement the Agent Agreement without the Distributor's prior written consent, which consent shall not be unreasonably withheld. The Insurance Company agrees to notify the Distributor and the Selling Broker-Dealer promptly of its intent to terminate an Agent Agreement and the reasons for such termination.


7.   Forms, Applications, and Licensing
     ----------------------------------

     (a) The Insurance Company, or its agent, shall forward to the Distributor, Applications, Policies, Contracts, subscription agreements, certificates, other administrative forms, and any amendments or supplements to the foregoing, necessary to carry out the Distributor's distribution authority and responsibilities with respect to the Variable Products.

     (b) The Insurance Company shall obtain all requisite regulatory approvals of such materials furnished to the Distributor and shall comply with all applicable laws, rules, regulations and orders of any governmental authority relating to the issuance or sale of the Variable Products.

     (c) All premiums and Purchase Payments paid by check or money order that are collected by the Distributor, any agent or affiliate shall be remitted promptly, and in any event not later than two business days, in full, together with Applications, forms, and any other required documentation, to the Insurance Company. Checks or money orders in payment of Premiums and Purchase Payments shall be drawn to the order of "United Investors Life". If any Premium or Purchase Payment is held at any time by the Distributor, broker-dealers, registered representatives, agents, or any affiliates, the Distributor, the broker-dealers, the registered representatives, the agents or the affiliates shall hold that Premium or Purchase Payment in a fiduciary capacity. All Premiums and Purchase Payments whether by check, money order or wire, shall be the property of the Insurance Company.

     (d) The Distributor acknowledges that the Insurance Company shall have the unconditional right to reject, in whole or in part, any application. The Insurance Company shall return any monies received by it or from an applicant or purchaser whose Application has been rejected. The Insurance Company shall notify the Distributor in writing one business day prior to taking any action to return any such Monies, which notice shall identify, if applicable, the agent who submitted the rejected Application.

     (e) If a purchaser exercises its "free look right" under a Variable Product, any refund of premiums or Purchase Payments due as provided in that Variable Product, shall be made by the Insurance Company to the purchaser. The Insurance Company shall notify the Distributor in writing one business day prior to taking any action to refund any such Premiums or Purchase Payments, which notice shall identify, if applicable the broker-dealer, the registered representative or the agent through which the Variable Product had been purchased.

     (f) The Distributor agrees to maintain all registrations, licenses, and qualifications under federal and state securities laws that are applicable to its activities and those of its registered representatives in connection with the performance of this Agreement. The Distributor also agrees to maintain all registrations, licenses, and qualifications under state insurance laws that are applicable to the activities of the Distributor, the Insurance Agency Affiliates and their agents in performing this Agreement.

     (g) The Distributor agrees to notify the Insurance Company within three (3) business days of obtaining actual knowledge of any changes in the registrations, licenses, or qualifications of the Distributor, the Insurance Agency Affiliates, or the agents or representatives of the Distributor or Insurance Agency Affiliates that would adversely affect its performance of this Agreement.

     (h) The Insurance Company agrees to obtain and maintain all registrations, licenses, qualifications and approvals under federal securities laws and state blue sky and insurance laws in connection with qualifying the Variable Products for sale.

     (i) The Insurance Company agrees to notify the Distributor within three (3) business days of obtaining actual knowledge of any changes in the registrations, licenses, qualifications, or approvals of the Variable Products that would adversely affect the offering of the Variable Contracts.

8.   Marketing Materials
     -------------------

     The Insurance Company shall design, develop, produce, and make the determination whether to file and, if necessary, file for and obtain all necessary regulatory approvals for, all advertising, sales literature, and other promotional materials required in connection with the distribution, sale and marketing of the Variable Products. The Insurance Company shall work closely with the Distributor to ensure that the marketing materials achieve their desired purpose.

9.   The Distributor's Compensation
     ------------------------------

     (a) In consideration for the services rendered by the Distributor pursuant to this Agreement, the Insurance Company shall pay the Distributor the compensation set forth in Schedule 4 to this Agreement. Schedule 4 and/or
     Schedule 2 may be modified at any time, and from time to time, by adding or deleting contracts and changing the compensation payable for those contracts, provided, that, any such modifications are mutually agreed upon by both the Insurance Company and the Distributor, in writing, and signed by both parties. Modifications to the Variable Products listed in Schedule 2 and the compensation described in Schedule 4 may be requested by the Insurance Company in the event that pricing objectives are not achieved due to adverse experience, and the Distributor's consent shall not be unreasonably withheld. Any such modification shall apply only to contracts applied for after the effective date of each such modification.

     (b) With respect to Variable Products in connection with which the Insurance Company has advanced sales commissions paid to the Distributor, to a Broker-Dealer, or to a Representative, in the event a Contract or Policy on a Variable Product terminates within twelve (12) months of the date of issue, the Insurance Company reserves the right to recover: (1) one hundred percent (100%) of the compensation paid to Distributor respecting the sale of the Variable Product if that Variable Product terminates for reasons other than death during the first twelve (12) months following issue; (2) fifty percent (50%) of the compensation paid to the Distributor if a Variable Annuity Product terminates due to death during the first twelve (12) months following issue; and (3) nothing from the Distributor (i.e., no charge back) if the Variable Product terminates thereafter. However, notwithstanding any other provision of this Agreement, if termination of a Variable Product at any time is due to the willful or negligent wrongful actions or representations of the Distributor, Broker-Dealer or Representative, the Insurance Company reserves the right to recover one hundred percent (100%) of the compensation paid to Distributor respecting the sale of the Variable Product.

          With respect to any other terminations, the Insurance Company has no right to recover any portion of the compensation paid to the Distributor. In no event shall the Insurance Company have the right to recover any portion of any compensation received by the Distributor as a basis point charge against investment values under the contracts. The Insurance Company shall have the right to set off any amounts owed by the Distributor under this Section 9(b) against any amounts owed by the Insurance Company to the Distributor.

10.  Representations and Warranties
     ------------------------------

     (a)  By the Distributor

          The Distributor represents and warrants to, and covenants with, the Insurance Company as follows:

          (1) The Distributor has taken all action necessary including without limitation, those necessary under its articles of incorporation, by-laws and applicable state corporate law, to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereunder.

          (2) Prior to the sale of any Variable Product hereunder, the Distributor will be, and shall thereafter remain during the term of this Agreement, registered as a broker-dealer under the 1934 Act, a member in good standing of the NASD, and duly registered under applicable state securities laws.

          (3) Prior to the sale of any Variable Product hereunder, the Distributor will be, and shall thereafter remain during the term of this Agreement, in compliance with the eligibility requirements for certain affiliated persons and underwriters found in Section 9(a) of the 1940 Act.

          (4) Prior to the sale of any Variable Product hereunder, the Distributor and each Distributor Agency Affiliate and Representative will have all necessary licenses and regulatory approvals to perform the services required by this Agreement and the Distributor will notify the Insurance Company within three business days of obtaining actual knowledge of any change in the status of such licenses or regulatory approvals.

          (5) During the term of this Agreement and for any reason, the Distributor and the Distributor Agency Affiliates agree that they will not take any action designed or calculated to result in the transfer or exchange of the policies.

     (b)  By the Insurance Company

     The Insurance Company represents and warrants to, and covenants with, the Distributor as follows:

          (1) All necessary regulatory approvals and licenses from any state or federal governmental body having jurisdiction over the Insurance Company or the Variable Products have been obtained, and the Insurance Company will notify the Distributor within one business day of obtaining actual knowledge of any change in the status of any approvals or licenses related to the marketing, sale or distribution of the Variable Products.

          (2) The Insurance Company has taken all action necessary including, without limitation, those necessary under its articles of incorporation, bylaws and applicable state corporate law, to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereunder.

          (3) The Insurance Company is and shall remain during the term of this Agreement in compliance with the eligibility requirements for certain affiliated persons and underwriters found in Section 9(a) of the 1940 Act.

11. Indemnification
-------------------

(a)  By the Distributor

     (1) The Distributor agrees to indemnify and hold harmless the Insurance Company and each director, officer, employee or agent of the Insurance Company, and each person, if any, who controls the Insurance Company within the meaning of the federal securities laws (collectively, the "Indemnified Parties" for purposes of this Section 11 (a)) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Insurance Company) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the offer or sale of the Variable Products or the operation of the Variable Accounts and:

           (i) arise out of, or are based upon, violation(s) by the Distributor of federal or state securities law(s) or regulation(s), applicable banking law(s) or regulation(s), insurance law(s) or regulation(s) or any rule or requirement of the NASD; or

           (ii) arise out of, or are based upon, any tortious conduct (including oral or written misrepresentation), or any unlawful sales practices concerning the Variable Products by the Distributor; or

           (iii) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any advertising, sales literature, or other promotional material designed, developed, and produced by the Distributor and used by it in the distribution of the Variable Products; provided that the Distributor shall not be liable in any such case to the extent that such losses, claims, damages, liabilities or expenses arises out of, or are based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to the Distributor by the Insurance Company specifically for use in the preparation of any such promotional material; or

          (iv) arise out of, or are based upon, claims by the Representatives or agents or representatives of the Distributor for commissions or other compensation or remuneration of any type; or

          (v) arise as a result of any failure on the part of the Distributor to submit Premiums, Purchase Payments, or Applications to the Insurance Company, or to submit the correct amount of a Premium or Purchase Payment, on a timely basis and in accordance with this Agreement, subject to applicable law; or

          (vi) arise as a result of any failure on the part of the Distributor to deliver the Variable Products to purchasers thereof on a timely basis; provided that the Distributor shall not be liable in any such case to the extent that such losses, claims, damages, liabilities or expenses arise as a result of any failure on the part of the Insurance Company to perform its obligations under this Agreement on a timely basis; or

          (vii) arise as a result of a material breach by the Distributor of any provisions of this Agreement; or

          (viii) arise as a result of actions of a Broker-Dealer or its Representatives;

     as limited by and in accordance with the provisions of Sections 11(a)(2) and 11 (a)(3) hereof.

     (2) The Distributor shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation ("Losses" for purposes of this Section 11 (a)(2)) incurred or assessed against an Indemnified Party that may arise from any Indemnified Party's willful misfeasance or bad faith. The Distributor's liability for Losses in the event of its breach of this Agreement shall be limited to that portion of Losses caused by its breach, and the Distributor shall not be liable for that portion of Losses caused by breach of this Agreement by an Indemnified Party or from any act or omission by an Indemnified Party.

     (3) The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless that Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon that Indemnified Party (or after the Indemnified Party shall have received notice of such service on any designated agent). Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Distributor of its obligations hereunder except to the extent that the Distributor has been prejudiced by such failure to give notice. In addition, any failure by the Indemnified Party to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom the action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Distributor shall be entitled to participate, at its own expense, in the defense of the action. The Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action; provided, however, that if the Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Distributor, the Distributor shall not have the right to assume said defense, but shall pay the costs and expenses thereof (except that in no event shall the Distributor be liable for the fees and expenses of more than one counsel for Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances). After notice from the Distributor to the Indemnified Party of the Distributor's election to assume the defense thereof, and in the absence of such a reasonable conclusion that there may be different or additional defenses available to the Indemnified Party, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Distributor will not be liable to that party under this Agreement for any legal or other expenses subsequently incurred by the party independently in connection with the defense thereof other than reasonable costs of investigation.

     (4) The Indemnified Parties will notify the Distributor within a reasonable time, not to exceed fifteen (15) business days, of the receipt of service of process in any litigation or proceedings against them in connection with the offer or sale of the Variable Products or the operation of the Variable Accounts.

(b)  By the Insurance Company

     (1) The Insurance Company agrees to indemnify and hold harmless the Distributor and each director, officer, employee or agent of the Distributor, and each person, if any, who controls the Distributor within the meaning of the federal securities laws (collectively, the "Indemnified Parties" for purposes of this Section 11(b)) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Insurance Company) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the offer or sale of the Variable Products or the operation of the Variable Accounts and:

           (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any: (A) Registration Statement or Prospectus; (B) blue-sky application or other document executed by the Insurance Company specifically for the purpose of exempting the Private Placements from, or qualifying any or all of the Registered Products for sale under, the securities laws of any jurisdiction; or (C) information furnished in writing to the Distributor specifically for the purpose of being included in any advertising, sales literature, or other promotional material to be used in connection with the distribution of the Variable Products; provided that the Insurance Company shall not be liable in any such case to the extent that such losses, claims, damages, liabilities or expenses arise out of, or are based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to the Insurance Company by the Distributor specifically for use in the preparation of any such document, application, or promotional material; or

           (ii) result because of the provisions of any Variable Product or because of any material breach by the Insurance Company of any provision of this Agreement or of any Variable Product or which result from any wrongful activities of the Insurance

           Company's officers, directors, employees or agents or their wrongful failure to take any action in connection with the sale, processing or administration of the Variable Products including, without limitation, obtaining auditors' reports, computing accurate separate account and/or underlying fund performance data, preparation and timely filing and delivery, as required, of annual and semiannual reports and reports on Form NSAR and the timely payment of all state and federal registration fees; as limited by and in accordance with the provisions of Sections 11 (b)(1) and 11 (b)(2) hereof.

     (2) The Insurance Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation ("Losses" for purposes of this Section 11 (b)(2)) incurred or assessed against an Indemnified Party that may arise from any Indemnified Party's willful misfeasance or bad faith. The Insurance Company's liability for Losses in the event of its breach of this Agreement shall be limited to that portion of Losses caused by its breach, and that party shall not be liable for that portion of Losses caused by breach of this Agreement by an Indemnified Party or from any act or omission by an Indemnified Party.

     (3) The Insurance Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless the Indemnified Party shall have notified the Insurance Company in writing within a reasonable time after receiving the summons or other first legal process giving information of the nature of the claim against the Indemnified Party (a "Claim"). Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Insurance Company of its obligations hereunder except to the extent that the Insurance Company has been prejudiced by the failure of the Indemnified Party to give notice. In addition, any failure by the Indemnified Party to notify the Insurance Company of any Claim shall not relieve the Insurance Company from any liability which it may have to the Indemnified Party against whom the action is brought otherwise than on account of this indemnification provision. In case any Claim is brought against the Indemnified Parties, the Insurance Company shall be entitled to participate, at its own expense, in the defense of the Claim. The Insurance Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the Claim. After notice from the Insurance Company to the Indemnified Party of the Insurance Company's election to assume a defense to a Claim, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Insurance Company will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by the Indemnified Party independently in connection with the defense of a Claim other than the reasonable costs of investigation.

12.  Records
     -------

          The parties to this Agreement shall maintain such accounts, books and records and other documents as are required to be maintained under applicable laws and regulations and shall preserve such accounts, books and records, and other documents for the periods prescribed by such laws and regulations. Each party shall have the right to inspect and audit the accounts, books and records and other documents of the other party that pertain to the Variable Products during normal business hours upon reasonable written notice to the other party. Any party requesting such an audit shall bear the expense of the audit, including the reasonable costs (other than overhead costs or costs for time spent on audit-related matters by officers, directors, or employees of the other party) borne by the other party in connection with the audit.

13.  Investigations and Proceedings
     ------------------------------

          The parties to this Agreement shall notify each other promptly of any insurance or securities regulatory investigation, administrative or judicial proceeding, or material complaint arising in connection with the offer or the sale of the Variable Products. The parties shall cooperate fully in the resolution of any insurance or securities investigation, administrative or judicial proceeding, or material complaint.


14.  Term and Termination
     --------------------

     (a) Term -- This Agreement shall be effective from the date hereof through December 31, 2004, which term shall automatically be extended for a period of 5 years unless this Agreement is sooner terminated in accordance with the termination provisions in Section 14(b) of this Agreement.

     (b) Termination -- No party hereto may terminate this Agreement except as expressly provided in this Section 14(b).

          (1) Any party hereto may terminate this Agreement effective the date that the term of this Agreement would otherwise automatically be renewed upon written notice delivered to the other party not less than 30 nor more than 60 days prior to such effective date, which notice shall specify that it is being given pursuant to this Section 14(b)(1).

          (2) A party (the "Terminating Party") may terminate this Agreement for cause if:

               (i) another party (the "Breaching Party") materially breaches this Agreement,

               (ii) the Terminating Party has delivered to the Breaching Party a notice specifying the nature of the breach and that this notice is being given pursuant to this Section 14(b)(2), and

               (iii) the Breaching Party has not cured the breach within 30 days after the delivery of the notice.

          (3) A Terminating Party may terminate this Agreement immediately for cause in the event of:

               (i) the voluntary institution by the Distributor of bankruptcy proceedings or the voluntary institution by the Insurance Company of insolvency or rehabilitation proceedings under any state insurance laws or regulations (each an "Insolvent Party") or

               (ii) a formal order or written finding by a court of competent jurisdiction that the Insolvent Party is bankrupt or insolvent, there is a degradation of the Insolvent Party's reputation that would materially impair the ability of the Insolvent Party to carry out its obligations under this Agreement or

               (iii) the Securities and Exchange Commission ("SEC") institutes a formal cease and desist order or proceeding prohibiting the offer of the sale of the Variable Products or the operation of the Separate Account, or a governmental or regulatory authority of a state or other jurisdiction institutes a formal order or proceeding prohibiting the offer or the sale of the Variable Products or the operation of the Separate Account; provided that, this Agreement will be terminated only with respect to the particular state or jurisdiction issuing such order or proceeding or

               (iv) the SEC, the NASD, or any other government authority or self-regulatory organization revokes or suspends the registration or license of the Distributor, or the

               Distributor's ability to do business is so materially impaired, in the reasonable view of the Insurance Company, that it could not perform its obligations under this Agreement or

               (v) a state insurance commissioner suspends or revokes the Insurance Company's ability to do business or the Insurance Company's ability to do business is so materially impaired, in the reasonable view of the Distributor, that it could not perform its obligations under this Agreement.

     (c) Solicitation after Termination -- Upon termination of this Agreement for any reason, the Distributor and the Distributor Agency affiliates agree that they will not take any action designed or calculated to result in the transfer or exchange of the policies.

     (d) Survival -- The provisions of Sections 10, 11, 15, 18 and 19 (Representations and Warranties, Indemnification, Rights Upon Termination, Arbitration, and Confidentiality, respectively) shall survive the termination of this Agreement.



15.  Rights Upon Termination
     -----------------------

     (a) In no event will any further compensation be paid to the Distributor should the Insurance Company terminate this Agreement for cause pursuant to
     Section 14(b)(2) or Section 14(b)(3).

     (b) As of the date of termination, the Insurance Company shall have the right to set off against any monies it owes the Distributor any amounts owed by the Distributor to the Insurance Company. In the event that the amounts owed by the Distributor exceed the amounts owed by the Insurance Company, the difference shall become immediately due and payable by the Distributor.

     (c) In the event that either party does not pay within 45 days after resolution of net amount payable, then the net amount owed will accrue interest, compounded daily, at the fluctuating prime interest rate charged by The Chase Manhattan Bank, N.A., plus two percent (2%).

     (d) The Insurance Company agrees to pay the termination fees identified in
     Schedule 5 in the event (i) the Insurance Company terminates this Agreement for any reason other than those set forth in Sections 14(b)(2) or 14(b)(3) of this Agreement, or (ii) the Distributor terminates this Agreement for the reasons set forth in Sections 14(b)(2) or 14(b)(3) of this Agreement. In no event shall the Insurance Company be liable for the termination fees identified in Schedule 5 to this Agreement if the Distributor voluntarily terminates this Agreement under Section 14(b)(1) of this Agreement. The parties agree that such termination fees only apply to the Variable Product policies that have not lapsed, due to 1035 exchanges or other means, whether such lapse occurred before or after the termination date.

     (e) If the Insurance Company terminates this Agreement pursuant to Section 14(b)(1), the Insurance Company shall continue to:

          (1) pay the Distributor the compensation set forth in Schedule 4 to this Agreement; and

          (2) offer all of the Variable Products then identified on Schedule 2 to this Agreement for a period of one (1) year from the date of termination of this Agreement, during which period of time (i) the Insurance Company shall employ at least the same level of efforts in offering and supporting the Variable Products as it did before the termination of this Agreement and (ii) the terms of this Agreement shall remain in full force and effect as though the Agreement had not been terminated. The parties further agree that such compensation shall only be based on the Variable Product policies that have not lapsed, due to 1035 exchanges or other means, whether such lapse occurred before or after the termination date.

     (f) If the Distributor terminates this Agreement pursuant to Section 14(b)(1), the Insurance Company shall continue to pay the Distributor the compensation set forth in Schedule 4 to this Agreement. The parties further agree that such compensation shall only be based on the Variable Product policies that have not lapsed, due to 1035 exchanges or other means, whether such lapse occurred before or after the termination date.

16.  Independent Contractor
     ----------------------

     The Distributor shall act as an independent contractor in the performance of its duties and obligations under this Agreement and nothing herein contained shall constitute the Distributor, Broker-Dealers, Representatives or employees or officers of the Distributor or Broker-Dealers as employees of the Insurance Company in connection with the distribution of the Variable Products.

 17.  Notices
      -------

     Any notice required or permitted under this Agreement shall be delivered personally or sent by facsimile or by registered or certified mail, return receipt requested, with all postage prepaid:

      (a)  To the Distributor:

           First Union Securities, Inc.
           NCO630
           One First Union Center
           301 South College Street
           Charlotte, NC  28228-0630
           Attention:  David Hebner
           Phone: (704) 383-0521
           Fax: (704) 374-3105

      (b)  To the Insurance Company:
           United Investors Life Insurance Company
           2001 Third Avenue South
           Birmingham, AL 35233
           Attention: Anthony L. McWhorter
           Phone: (205) 325-2758
           Fax: (205) 325-2520

     A party may change its address or fax number for the delivery of notices by delivering a written notice to the other party at its last specified address. All notices shall be effective upon delivery; provided that any notice sent by facsimile shall be deemed ineffective unless a copy of the notice is also delivered personally or sent by express courier or mail for delivery on the same or next business day.

 18.  Arbitration
      -----------

Any dispute between the Distributor and the Insurance Company arising under or relating to this Agreement shall be settled by compulsory arbitration before a single arbitrator experienced in the insurance industry in accordance with the Commercial Arbitration Rules then in force of the American Arbitration Association. The arbitration shall take place in a location mutually agreed upon by the parties in dispute. Each party shall bear its own costs and expenses in any such arbitration, except that the Distributor and the Insurance Company shall bear the expenses of the arbitrators' services equally.

 19. Confidentiality
     ---------------

     (a) Generally. Each party will hold the other party's Confidential Information (as defined below) in confidence and will safeguard it as provided herein. The party receiving Confidential Information will not, directly or indirectly, report, publish, distribute, disclose, or otherwise disseminate the Confidential Information, or any portion thereof, to any third party including its affiliates, and will not use the Confidential Information, or any portion thereof, for the benefit of itself or any third party including its affiliates or for any purpose, except only as necessary to perform its duties and exercise its rights hereunder, or as expressly authorized in writing by the party who owns such Confidential Information. Disclosure of Confidential Information internally by a recipient will be limited to those of its and its affiliates' officers, directors, employees, and agents on a "need to know" basis who must have access to the Confidential Information to enable such party to perform its duties and exercise its rights hereunder. In order to safeguard the Confidential Information, each party shall (i)-inform each recipient of the Confidential Information of the confidential nature thereof and of the requirements of this Agreement, (ii) direct such recipients to comply with the terms of this Agreement, and (iii) exercise any other precautions necessary to prevent any improper use or disclosure of Confidential Information.

     (b) Definition. "Confidential Information" shall mean: (i) information regarding a party's or such party's affiliates', financial condition, information systems, business operations, plans and strategies, products or services, customers and prospective customers, and marketing and distribution plans, methods and techniques; (ii) information that is marked "confidential", "proprietary" or in like words, or that is summarized in writing as being confidential Prior to or promptly after disclosure to the other party; (iii) any and all related research; and (iv) any and all designs, ideas, concepts, and technology embodied therein. Confidential Information of the Distributor or its affiliates that is to be kept confidential by the Insurance Company shall also include: (v) any information regarding the pricing strategies of each Broker-Dealer; (vi) specific marketing and training materials of each Broker-Dealer; (vii) any information of the Distributor or its affiliates in any form whatsoever that is covered by a patent issued by the United States Patent and Trademark Office;

          Information is not considered confidential or proprietary if such information: (1) is or becomes generally available to the public other than as a result of disclosure by the recipient; (2) was available to or already known by the recipient on a non-confidential basis prior to its receipt from the party claiming confidentiality; (3) is developed by the recipient independently of any information or data acquired from the party claiming confidentiality; or (4) is, or is required to be, disclosed pursuant to a court order or the requirement of any federal or state regulatory, judicial, or government authority.

     (c) Remedies. Each party acknowledges and agrees that monetary damages would not be a sufficient or adequate remedy for a breach or anticipated breach of this Section and that, in addition to any other legal or equitable remedies which may be available, each party shall be entitled to specific performance and injunctive relief for any breach or anticipated breach of this Section.

     (d) Survival. The provisions of this Section shall survive the expiration or other termination of this Agreement.

20.  Severability
     ------------

     If any provision of this Agreement is held to be unenforceable or invalid, that provision shall be severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

21.  Choice of Law
     -------------

     This Agreement and any disputes, actions or other proceedings arising under or relating to it shall be governed according to principles of conflicts of laws.

22.  No Waiver
     ---------

     No failure or delay on the part of any party hereto in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No waiver by any party of any provision of this Agreement, nor of any breach or default, shall be effective unless in writing and signed by the party against whom such waiver is to be enforced.

23.  Agreement Non-Assignable
     ------------------------

     Any assignment of this Agreement in whole or in part by a party without the prior written consent of the other parties thereto shall be void and shall vest no rights in the assignee.

24.  Exhibits and Schedules
     ----------------------

     The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

25.  Headings
     --------

     The headings herein are for the purpose of convenience only and have no legal force, meaning or effect.

26.  Schedules and Attachments
     -------------------------

     With the exception of Schedules 4 and 5, all other schedules attached to this agreement may be revised by the Insurance Company subject to review by the Distributor.

27.  Entire Agreement
     ----------------

     This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements (other than on matters related to confidentiality), understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations and/or agreements between the parties in conjunction with the subject matter hereof except as set forth in this Agreement. This Agreement, including any Schedule or Exhibit hereto, may be amended or modified only by written instrument, executed by duly authorized officers of the parties.

     IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed as of the date first above written.

 First Union Securities, Inc.        United Investors Life, Inc

 By:/s/ Daniel J. Ludeman            By:/s/ Anthony L. McWhorter
    ---------------------               ------------------------
 Name:  Daniel J. Ludeman            Name:  Anthony L. McWhorter
 Title:   President & CEO            Title:  Chairman of the Board,
                                             President & CEO

                                    SCHEDULE 1
                         DISTRIBUTOR AGENCY AFFILIATES



        First Union Securities

        Correspondent Bank Broker-Dealers

        Other Broker-Dealers

                                  SCHEDULE 2
                               VARIABLE PRODUCTS


Product                   Policy/Certificate                Description
                            Number



Titanium Investor Variable Universal Life Product


Titanium Investor Variable Annuity Product

                                  SCHEDULE 3
                         PRIVATE PLACEMENT GUIDELINES

     The Insurance Company relies on exemptions under the 1933 Act and the 1940 Act in the issuance of certain of its variable annuity contracts and variable life insurance policies. Reliance on these exemptions generally depends upon the number and identity of the purchasers, the number of securities offered, the size of the offering, the manner of the offering, and whether the securities are being purchased only for investment purposes (and not for the purpose of distributing or reselling them).

     Section 3(c)(7)

     Section 3(c)(7) exempts from the registration requirements of the 1940 Act certain companies owned exclusively by an unlimited number of "qualified purchasers", as defined in amended Section 2(a)(51) of the 1940 Act. Section 2(a)(51) establishes asset tests for four categories of "qualified purchasers":
(1) a natural person who owns at least $5 million in investments; (2) a family investment vehicle that owns at least $5 million in investments; (3) a trust whose trustees and settlers are qualified persons, provided that the trust was not formed for the purpose of investing in the Section 3(c)(7) company; and (4) any other person who owns and invests on a discretionary basis, for itself or other qualified purchasers, at least $25 million in "investments."

     In order to preserve its right to rely on Section 3(c)(7) of the 1940 Act, the Insurance Company requires, and the Distributor shall require, through any Sales Agreements entered into pursuant to Section 2(a) or 2(b) of this Agreement that each Broker-Dealer require, each prospective purchaser to represent and warrant (in response to a questionnaire) that it owns sufficient "investment securities" (as defined in Rule 2(a)(51-1) under the 1940 Act) to meet the financial requirements and otherwise meet the requirements of the appropriate definition of "qualified purchaser" in Section 2(a)(51) of the 1940 Act.

     In addition, if the Private Placement will be used by a corporation to assist it in funding its obligation to employees under a non-funded deferred compensation plan, the Insurance Company therefore, will impose certain additional conditions on the purchase and will request additional information from the purchaser in order to insure compliance with Section 3(c)(7). These additional requirements also are designed to insure that the employer is and remains the sole beneficial owner of the Private Placement for purposes of the 1940 Act.

     Section 3(c)(1)

     Certain of the Variable Accounts for the Private Placements are not registered under the 1940 Act in reliance on Section 3(c)(1) of the 1940 Act.
Section 3(c)(1) exempts from the registration requirements of the 1940 Act certain companies who is an issuer whose outstanding securities (other than short-term paper) are beneficially owned by not more than one hundred persons and which is not making and does not presently propose to make a public offering of its securities.

     In order to preserve its right to rely on Section 3(c)(1) of the 1940 Act, the Insurance Company requires, and the Distributor shall require, through any Sales Agreements entered into pursuant to Section 2(b) of this Agreement that each Broker-Dealer require, Representatives to comply with the requirements of a non-public offering and monitor the number of prospective purchasers to whom offers of sales have been made.

     Regulation D - Rule 501

     With respect to the Private Placements, each prospective purchaser must also be qualified as an "accredited investor" or otherwise be a "suitable investor," prior to offering the Private Placements to that prospective purchaser. An "accredited investor" is: (a) a natural person, (i) whose individual net worth, or joint net worth with the person's spouse, at the time of purchase exceeds $1,000,000; or (ii) who has had individual income in excess of $200,000 in each of the two (2) most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and who reasonably expects an income in excess of such amounts in the current year; (b) a bank or savings and loan association, whether acting in an individual or fiduciary capacity; (c) a registered broker or dealer; (d) an insurance company; (e) a registered investment company; (f) a Small Business Investment Company; (g) any plan established by a state or municipal agency or government for the benefit of its employees, with total assets in excess of $5,000,000; (h) certain employee benefit plans (within the meaning of ERISA) with total assets in excess of $5,000,000; (i) a private business development company; (j) a charitable organization, corporation, business trust, any trust whose purchase is directed by a person with knowledge and experience in financial and business matters, or partnerships, not formed to acquire the securities offered, with total assets in excess of $5,000,000; or (k) an entity in which all of the equity owners are accredited investors.

     Because resales of securities acquired in a private offering generally are prohibited (with the exception of offerings pursuant to Rule 144A of the 1933 Act, which expressly permits resales to certain institutional investors), Representatives must ensure that each prospective purchaser understands the long-term nature of the Private Placement investment, does not intend to resell the investment and is financially able to retain the securities purchased.

                                  SCHEDULE 4
                             COMPENSATION SCHEDULE

Variable Universal Life - Titanium Investor VUL

Variable Annuity - Titanium Investor VA

                                  SCHEDULE 5

                        TERMINATION FEE APPLICABLE TO
                        PUBLIC AND PRIVATE HNW PRODUCTS

          The "Termination Fee" shall be equal to the net present value of the compensation that would otherwise have become owing to the Distributor under
Schedule 4 of this Agreement (the "Expected Compensation") during the twenty-year period (the "Termination Fee Period") commencing on the date this Agreement is terminated by the Distributor pursuant to Section 14(b)(2) or 14(b)(3) (the "Termination Date"), based on the following assumptions:

     (i) that this Agreement would have remained in effect throughout the Termination Fee Period as it was in effect as of the Termination Date, without amendment, supplement or other modification;

     (ii) subject to clauses (iii) through (v) of this paragraph 1, that the facts and circumstances as of the Termination Date (upon which the net present value of Expected Compensation shall be determined) would have remained unchanged throughout the Termination Period;

     (iii) that a gross crediting rate of eight percent (8%) per annum would have been in effect with respect to each Variable Product throughout the Termination Period;

     (iv) the mortality and lapse tables used for expected deaths, surrenders and lapses will be those assumed in the pricing of the corresponding variable product (including any applicable sub-standard ratings) throughout the Termination Fee Period; and

     (v) that the discount rate to be applied to determine the net present value of the Expected Compensation is 12%.

      2. The Insurance Company shall pay to the Distributor the Termination Fee as follows: (i) the Insurance Company shall pay to the Distributor fifty percent (50%) of the Termination Fee within thirty (30) days of the Termination Date, and (ii) the Insurance Company shall pay to the Distributor the balance of the Termination Fee in six consecutive equal monthly installments, commencing on the last business day of the first full calendar month following the date the Insurance Company pays the portion of the Termination Fee required pursuant to clause (1) of this paragraph 2, and on the last business day of each calendar month thereafter (each such payment date pursuant to this clause
 (ii), a "Termination Fee Installment Payment Date"). The period from and including the Termination Date to the last Termination Fee Installment Payment Date is hereinafter referred to as the "Termination Fee Payment Period." The Termination Fee from time to time outstanding shall bear interest from, but not including, the Termination Date at a rate equal to the Prime Rate plus two percent (2%). For purposes of this Agreement, "Prime Rate" means (i) the daily prime rate of interest as published from time to time in The Wall Street Journal as being the base rate on corporate loans or, if the Prime Rate may not be ascertained in this manner, (ii) the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank, N.A., or its successor, as its prime rate in effect at its principal office in New York City. Interest shall be compounded monthly on the last business day of each calendar month (after giving effect to any payment of interest made on such date) and based on a 360-day year. The interest rate shall be adjusted on the last business day of each calendar month to equal the Prime Rate as of such date plus two percent (2%).

          All accrued interest shall be payable on the last business day of each calendar month, beginning on the initial Termination Fee Installment Payment Date. Notwithstanding anything to the contrary contained in this Agreement, the Insurance Company shall have the right to pay all or any portion of the Termination Fee and/or any accrued interest from time to time outstanding, at any time and from time to time, without penalty or premium. Immediately following any such payment, the Insurance Company shall pay the Termination Fee outstanding (after giving effect to such payment) in equal installments on each of the remaining Termination Fee Installment Payment Dates.